SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number 0-4882
                           _______________________

                          SCIENTIFIC SOFTWARE-INTERCOMP, INC.
_____________________________________________________________________________
             (Exact name of registrant as specified in its charter)

1801 California Street, Suite 295, Denver, CO 80202        (303) 292-1111
_____________________________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Common
_____________________________________________________________________________
        (Title of each class of securities covered by this Form)

                                    N/A
____________________________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [ ]
     Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date:

     0 (existence of registrant ceased by merger)
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Scientific Software-Intercomp, Inc., the acquiring company of registrant in the merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 30, 1998                   BY: /s/ Joseph F. Donovan
      ________________                    __________________________________

                                          TITLE: President
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